Exhibit 23.2

CONSENT OF NATIONAL ECONOMIC RESEARCH ASSOCIATES

We hereby consent to the references to our firm with respect to Georgia-Pacific Corporation’s projected liability for its asbestos-related liabilities and defense costs contained in the Form 10-K for the fiscal year ended January 1, 2005 of Georgia-Pacific Corporation and any amendments, and to all references to us as having conducted such analysis. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Form 10-K within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

National Economic Research Associates

By:	/s/ DENISE N. MARTIN
Name:	Denise N. Martin
Title:	Senior Vice President

New York, New York

February 28, 2005